UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2022

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United-Guardian, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-10526	11-1719724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

230 Marcus Boulevard

Hauppauge, New York 11788

(Address of Principal Executive Offices) (Zip Code)

(631) 273-0900

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	UG	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Ken Globus, the President and Chief Executive Officer

On October 25, 2022, the Company announced that Ken Globus would be retiring from his positions as President and Chief Executive Officer of United-Guardian, Inc. (the “Company”), effective October 31, 2022. As previously announced, it was Mr. Globus’ intention to retire following the appointment of his successor as President and Chief Executive Officer. In connection with Mr. Globus’ retirement, the Company further announced that the Board of Directors appointed Beatriz Blanco as President and Chief Executive Officer of the Company and elected her to fill an existing vacancy on the Board of Directors, both effective November 1, 2022. Mr. Globus intends to continue serving as a member, and Chairman, of the Company’s Board of Directors.

Additionally, the Company and Mr. Globus entered into a Memorandum of Understanding, effective November 1, 2022 (the “Separation Agreement”).  The Separation Agreement provides for a one-time payment to Mr. Globus of $90,000 in lieu of any other payments to which Mr. Globus may have been eligible to receive as a participant in the Company’s Discretionary Bonus/Profit Sharing Plan. The Separation Agreement further sets forth that Mr. Globus will be retained by the Company to act as a consultant, beginning November 1, 2022 through February 28, 2023. As a consultant, Mr. Globus will assist the Company and his successor during this transition, including but not limited to sales assistance, management and employee guidance, and compliance. As compensation for that work, Mr. Globus will be paid a monthly retainer of $10,000, which will cover all management guidance and advice provided by Mr. Globus in connection with routine business matters.

The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

Appointment of Beatriz Blanco as President and Chief Executive Officer; Election as a Director

On October 25, 2022, the Company announced that the Board of Directors appointed Beatriz Blanco as the President and Chief Executive Officer of the Company and elected her to fill an existing vacancy on the Board of Directors, both effective November 1, 2022.

Ms. Blanco has over twenty years of experience in the personal care sector, including Global Business Director with Momentive Performance Materials and Marketing Director with International Specialty Products. She has an MBA from Fairleigh Dickinson University, and a Master of Science in Chemical Engineering from Carnegie Mellon University.

There is no family relationship between Ms. Blanco and any director or officer of the Company. There are no transactions between Ms. Blanco and the Company that would be required to be reported under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

In connection with Ms. Blanco’s appointment, the Company and Ms. Blanco entered into an Employment Agreement dated October 10, 2022 (the “Employment Agreement”). Pursuant to the Employment Agreement, Ms. Blanco will receive an initial annual base salary of $280,000 and is eligible to participate in the Company’s Discretionary Bonus/Profit Sharing Plan.

Additionally, pursuant to the Employment Agreement, if Ms. Blanco is terminated without “Cause” or resigns for “Good Reason” (both as defined in the Employment Agreement), subject to certain conditions including her execution and non-revocation of a customary release of claims, she will be entitled to receive severance in an amount equal to three months of her base salary, along with the payment of accrued obligations set forth in the Employment Agreement. If Ms. Blanco is terminated for Cause or resigns without Good Reason, she will be entitled to receive the payment of accrued obligations set forth in the Employment Agreement.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

On October 25, 2022, the Company issued a press release announcing Mr. Globus’ retirement and Ms. Blanco’s appointment as President and Chief Executive Officer and her election to the Board of Directors. A copy of the press release is being furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 25, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United-Guardian, Inc.

Date: October 25, 2022	By:	/s/ Ken Globus
Ken Globus
President